Exhibit 99.1

cbdMD, Inc. Announces Shareholder Approval of Automatic Conversion of Series A Preferred Stock and Other Results from Annual Meeting

CHARLOTTE, NC, April 10, 2025 (Newsfile Corp) -- cbdMD, Inc. (the “Company” or "cbdMD") (NYSE American YCBD) (NYSE American YCBDpA) one of the nation's leading and most highly trusted and recognized CBD companies, and operator of the leading CBD brands cbdMD and Paw CBD, along with its functional mushroom brand ATRx Labs and emerging THC-infused seltzer brand Herbal Oasis announced today that at the Company’s annual meeting of shareholders held on April 10, 2025, that its Common Stock holders and 8% Series A Cumulative Convertible Preferred Stock (the “Preferred Stock”) holders approved the automatic conversion (the “Conversion”) of shares of the Company’s Preferred Stock into shares of the Company’s Common Stock. The Company intends to set a mandatory exchange date for the Preferred Stock in the near future (the “Mandatory Exchange Date”). The automatic conversion will provide for the conversion of each share of Preferred Stock into thirteen shares of Common Stock, inclusive of all accumulated and unpaid dividends on the Mandatory Exchange Date. Dividends on converted shares will cease to accrue on the Mandatory Exchange Date and the Preferred Stock will cease trading on the Mandatory Exchange Date.

“We are excited to announce this conversion, which is expected to eliminate approximately $6.7 million in accrued dividend payments as of March 31, 2025 and $4 million in annual dividend obligations. This will allow us to reinvest this capital into our growth initiatives,” said Ronan Kennedy, Chief Executive Officer and Chief Financial Officer of cbdMD. “Additionally, this conversion will enhance our capital structure and provide us with the flexibility needed to continue delivering value to our shareholders. We believe that this conversion removes a large impediment to more strategic activity along with M&A and will strengthen our balance sheet, meeting our shareholders’ equity requirements for the continued listing of our Common Stock on the NYSE American.”

At the annual meeting, the Company’s shareholders also: (1) elected seven directors for a term expiring at the 2026 annual meeting of shareholders, (2) the ratified the appointment of Cherry Bekaert LLP as the Company’s independent registered public accounting firm, and (3) approved an amendment to the Company’s articles of incorporation at the discretion of the board, to effect a reverse stock split of the Company’s common stock, at a specific ratio, ranging from one-for-three to one-for-ten, at any time prior to the one-year anniversary date of the annual meeting.

About cbdMD

cbdMD, Inc. (NYSE American: YCBD) (NYSE American: YCBDpA) is one of the leading and most highly trusted and most recognized cannabidiol (CBD) brands with a comprehensive line of U.S. produced, THC-free1 CBD products, and an array of Farm Act compliant Delta 9 products. Our Paw CBD brand of pet products includes veterinarian-formulated products, our ATRx brand features functional mushroom products. In addition, we operate Herbal Oasis, a premium THC-infused social seltzer that blends cannabinoids and nootropic mushrooms to deliver a fast-acting, functional beverage made for presence and connection. With an alcohol-free formula and wellness-forward ingredients, Oasis invites a better way to drink-one rooted in clarity, balance, and joy. To learn more about cbdMD and our comprehensive line of U.S. grown, THC-free1 CBD and Full Spectrum products as well as our other brands, please visit www.cbdmd.com, www.pawcbd.com, ATRxlabs.com, or Herbaloasis.com, follow cbdMD on Instagram and Facebook, or visit one of the thousands of retail outlets that carry cbdMD's products.

(1)	THC-free is defined as below the level of detection using validated scientific analytical methods.

Forward-Looking Statements

This press release contains various forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding potential growth, opportunities from our new capital structure and improved balance sheet, creating value to our shareholders and satisfying our shareholders’ equity requirements for continued listing on the NYSE American. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “shall,” “should,” “could,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “seeks,” “estimates,” “forecasts,” “predicts,” “possible,” “potential,” “target,” or “continue” or the negative of these terms or other comparable terminology.

These forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry's) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all of the risks and uncertainties that could have an impact on the forward-looking statements, including without limitation, risks and uncertainties relating to our continued listing on the NYSE American, failure to develop and sell new products, market impact and dilutive effects on our stock price and other disclosures and other important risks and uncertainties referenced and discussed under the heading titled “Risk Factors” in the Company's filings with the Securities and Exchange Commission. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligations to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts:

Investors:

cbdMD, Inc.

Ronan Kennedy

Chief Executive Officer and Chief Financial Officer

IR@cbdmd.com

(704) 445-3064

SOURCE: cbdMD